UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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eFunds Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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eFunds Corporation
Gainey Center II, Suite 300
8501 N. Scottsdale Road
Scottsdale, Arizona 85253

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2006
To the Stockholders of eFunds Corporation:
The 2006 annual meeting of stockholders will be held at the J.W. Marriott Desert Ridge Resort, 5350 East Marriott Drive, Phoenix, Arizona 85054, on Thursday, May 18, 2006 at 11:30 a.m., Phoenix, Arizona time, for the following purposes:
1.	to elect two Directors to hold office until the 2009 annual meeting of stockholders;

2.	to consider and act upon a proposal to approve the eFunds Corporation 2006 Annual Incentive Plan;

3.	to consider and act upon a proposal to approve the eFunds Corporation 2006 Stock Incentive Plan;

4.	to consider and act upon a proposal to ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2006; and

5.	to take action on any other business that may properly come before the meeting.
Stockholders of record at the close of business on March 31, 2006 are entitled to vote at the meeting and at any adjournment thereof.
Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

By Order of the Board of Directors:

April 18, 2006	Steven F. Coleman Secretary
Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or vote your proxy by telephone or through the Internet as directed on your proxy card. Thank you.

Proxy Statement
ITEM 1: ELECTION OF DIRECTORS
Security Ownership of Certain Beneficial Owners and Management
Summary Compensation Table
Compensation Committee Report on Executive Compensation
Options/SAR Grants In Last Fiscal Year (1)
ITEM 2: APPROVAL OF THE EFUNDS CORPORATION 2006 ANNUAL INCENTIVE PLAN
ITEM 3: APPROVAL OF THE eFUNDS CORPORATION 2006 STOCK INCENTIVE PLAN
NEW PLAN BENEFITS
ITEM 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
ITEM 5. OTHER BUSINESS

Proxy Statement
2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 18, 2006
The Board of Directors of eFunds Corporation (the “Company”) is soliciting proxies for use in connection with the 2006 annual meeting (including any adjournments) of stockholders of the Company to be held May 18, 2006. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about April 18, 2006.
Questions And Answers About The Annual Meeting And Voting
What is the purpose of the meeting?
At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These matters are the election of two directors, the approval of new cash and stock incentive plans and the ratification of the selection of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders following the meeting.
Who is entitled to vote at the meeting?
The Board has set March 31, 2006 as the record date for the annual meeting. If you were a stockholder of record at the close of business on March 31, 2006, you are entitled to vote at the meeting.
As of the record date, 46,426,589 shares of common stock were issued and outstanding and eligible to vote at the meeting.
What are my voting rights?
Holders of our common stock are entitled to one vote per share. Therefore, a total of 46,426,589 votes are entitled to be cast at the meeting. There is no cumulative voting.
How many shares must be present to hold the meeting?
In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:
•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, by telephone or over the Internet.
How do I vote my shares?
If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:
•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.
The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee should provide you with a voting instruction card for you to use in directing the broker or nominee how to vote your shares.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”
What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds shares in the Company. To ensure that all of these shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card sent to your household.
Can I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares in person by attending the meeting and completing a floor ballot. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.
If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.
What vote is required to approve the matters under consideration at the meeting?
The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required to elect our director nominees and to approve the other items on the agenda for the meeting.
How are votes counted to elect our director nominees and to approve the other items on the meeting agenda?
You may either vote “FOR” or “WITHHOLD” authority to vote for a nominee for election to the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the 2006 Annual Incentive Plan, the 2006 Stock Incentive Plan and the ratification of the selection of KPMG LLP as our independent auditors.
If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on any proposal or the election of directors.
If you abstain from voting on a proposal to approve a new incentive plan or to ratify the selection of KPMG LLP as our independent auditor, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for a director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal. Your broker will not have authority to vote on the proposals to approve our new incentive plans absent instructions from you.
How does the Board recommend that I vote?
The Board of Directors recommends a vote:
FOR the nominees for director;
FOR the approval of the eFunds Corporation 2006 Annual Incentive Plan;
FOR the approval of the eFunds Corporation 2006 Stock Incentive Plan; and
FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.
What if I sign and return my proxy card but I do not specify how I want my shares voted?
If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:
FOR the nominees for director;
FOR the approval of the eFunds Corporation 2006 Annual Incentive Plan;
FOR the approval of the eFunds Corporation 2006 Stock Incentive Plan; and
FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.
A “broker non-vote” will occur with respect to the proposals to approve the 2006 Annual Incentive Plan and the 2006 Stock Incentive Plan if you hold your shares in street name and you do not instruct your broker on how to vote your shares as described in “How are votes counted to elect our director nominees and to approve the other items on the meeting agenda?” above.
Can I change my vote after submitting my proxy?
Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:
•	by sending a written notice of revocation to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy by telephone or via the Internet; or

•	by voting in person at the meeting.
Unless revoked, all properly submitted proxies will be voted.
How can I attend the meeting?
Stockholders may be asked to present valid picture identification, such as a driver’s license or passport,

before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.
Who pays for the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Georgeson Shareholder to assist in the solicitation of proxies for the annual meeting for a fee of less than $10,000, plus associated costs and expenses.
We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

ITEM 1: ELECTION OF DIRECTORS
The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, with each class to be as nearly equal in size as possible. The term of each class of director is three years, with the term of one class expiring at each annual meeting of the stockholders of the Company. Currently, there are eight directors. The term of the Class III directors (Paul F. Walsh and John J. (Jack) Boyle III) expires at the Meeting. The terms of the Class I and Class II directors expire at the 2007 and 2008 annual meetings of the Company’s stockholders, respectively. Following the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors has nominated Messrs. Walsh and Boyle for election to the Board at the meeting for a term expiring in 2009.
Nominees for Election to the Board of Directors
Class III (Term Expiring in 2009)
Paul F. Walsh, age 56, has served as the Chairman of our Board of Directors and our Chief Executive Officer since September 2002. Between March 2000 and September 2002, Mr. Walsh was chairman and chief executive officer of Clareon Corporation (“Clareon”), an electronic payments provider. Mr. Walsh served as chairman and chief executive officer of MaineStay Holdings L.L.C., a private equity investment firm, from September 1998 until January 1999 when MaineStay formed iDeal Partners, an equity investment partnership between MaineStay, Berkshire Partners and BancBoston Capital. Mr. Walsh served as chairman and chief executive officer of iDeal Partners until he joined Clareon. From February 1995 to September 1998, Mr. Walsh was president and chief executive officer of Wright Express Corporation, an information and financial services company. From January 1990 until January 1995, Mr. Walsh was chairman of BancOne Investor Services Corporation, a financial services company. Mr. Walsh also serves as a director of Staples Inc. (“Staples”).
John J. (Jack) Boyle III, age 58, became a member of the Board of Directors in June 2000 and has served as our Lead Director since May 2002. Mr. Boyle became president and chief executive officer of Arbor Networks, Inc., a provider of network security solutions, in May 2005. Prior to this position, Mr. Boyle served as president and chief executive officer of Equallogic, Inc., a developer of enterprise-wide network storage solutions from September 2003 until December 2004. From April 2000 until July 2003, Mr. Boyle served as chief executive officer of Cogentric, Inc., a web engineering company. From August 1994 to October 1999, Mr. Boyle served as president and chief executive officer of Saville Systems, PLC, a maker and marketer of customer care and billing systems for the global telecommunications industry. Mr. Boyle also served as chairman of the board of directors of Saville Systems from April 1998 to October 1999. Saville Systems was acquired by ADC Telecommunications, Inc. (“ADC”) in October 1999 and Mr. Boyle served as a senior vice president of ADC from October 1999 through April 2000. Mr. Boyle also serves as a director of ADC.
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of Messrs. Walsh and Boyle to our Board. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required for the election of each as a director nominee. If any of the above-named persons is not a candidate for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other nominee or nominees as may be nominated by the Board of Directors.
Members of the Board of Directors Continuing in Office
Class I (Term Expiring in 2007)
Richard J. Almeida, age 63, is the retired chairman and chief executive officer of Heller Financial Inc. (“Heller Financial”), a worldwide commercial finance company that was acquired by General Electric Capital Corporation in 2001. Prior to his 14-year tenure at Heller Financial, Mr. Almeida held a variety of management and banking positions with Citicorp and Citibank, both of which are subsidiaries of Citigroup Inc., a global financial services holding company. Mr. Almeida also serves as a director of Corn Products International, Inc. and UAL Corporation. Mr. Almeida joined our board in October 2003.

Richard J. Lehmann, age 61, is a founding principal of The Biltmore Bank of Arizona and has served as Chairman of Bank Capital Corporation, the holding company of the Bank, since its opening in June 2003. Mr. Lehmann served as Vice Chairman of Bank One from April 1995 until December 1999, with responsibility for all consumer banking and credit card operations. His previous positions include Chairman, President and Chief Executive Officer of Valley National Corporation before it was sold to Bank One, and Senior Corporate Officer in Europe, Middle East and Africa for Citicorp. Mr. Lehmann was elected to the Company’s Board of Directors in September 2004. Mr. Lehmann also serves on the board of directors of Knight Transportation, Inc.
Sheila A. Penrose, age 60, has served as the President of The Penrose Group, a provider of executive advisory services on financial and organizational strategies, since her retirement from Northern Trust Corporation in September 2000. Ms. Penrose also serves as Executive Advisor to Boston Consulting Group. While with Northern Trust, Ms. Penrose served as president of Corporate and Institutional Services and as a member of the management committee. Northern Trust provides personal and institutional financial services on a worldwide basis. Ms. Penrose was employed by Northern Trust for more than 23 years. Ms. Penrose was elected to the Board of Directors of the Company in December 2000. Ms. Penrose also serves as non-executive chairman of the board of directors of Jones Lang LaSalle Incorporated.
Members of the Board of Directors Continuing in Office
Class II (Term Expiring in 2008)
Janet M. Clarke, age 53, Ms. Clarke is the founder of Clarke Littlefield LLC, a marketing technologies advisory firm, and has served as its president since June 2003 and from 2001 to 2002. She was the chief marketing officer of DealerTrack, Inc., a privately held automotive finance technology services company from September 2002 to June 2003. Ms. Clarke acted as chairman and chief executive officer of the KnowledgeBase Marketing subsidiary of Young and Rubicam, Inc. from February 2000 through February 2001. Young and Rubicam is a global marketing and communications organization and its KnowledgeBase Marketing unit focuses on database marketing and customer relationship management. Prior to joining Young and Rubicam, Ms. Clarke served as managing director, global database marketing at Citibank for Citigroup’s consumer business from May 1997 until February 2000. Ms. Clarke is also a director of ExpressJet Holdings, Inc., Asbury Automotive Group and Gateway, Inc. Ms. Clarke was elected to the Company’s Board of Directors in December 2000.
Robert C. Nakasone, age 58, has served as chief executive officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to this position, Mr. Nakasone served as chief executive officer of Toys “R” Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in a variety of other positions with Toys “R” Us, including president and chief operating officer from January 1994 to February 1998 and vice chairman and president of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone was elected to the Company’s Board of Directors in February 2003. Mr. Nakasone also serves on the board of directors of Staples.
Hatim A. Tyabji, age 60, has served as the executive chairman of Bytemobile, a wireless Internet infrastructure provider, since July 2001. Prior to this position, Mr. Tyabji served as chairman and chief executive officer of Saraide, Inc., a provider of Internet and wireless data services, from September 1998 until March 2000. From November 1986 until March 1998, Mr. Tyabji served as president and chief executive officer of VeriFone, Inc., which was acquired by Hewlett Packard Company in June 1997. Mr. Tyabji also served as chairman of VeriFone from 1992 until 1998. VeriFone is a global provider of transaction automation systems and Internet commerce solutions. Mr. Tyabji was a member of our Board from June 2000 until May 2002 and he rejoined our Board in May 2004. Mr. Tyabji also serves as a director of Best Buy Company, Inc.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 31, 2006 (except as otherwise noted), the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this Proxy Statement and all of the Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Outstanding Shares
Royce & Associates, LLC (1)	5,567,775	11.99%
1414 Avenue of the Americas
New York, New York 10019

Eminence Capital (2)	3,155,700	6.80%
65 East 55th Street, 25th Floor
New York, New York 10022

Harris Associates L.P. (3)	2,866,500	6.17%
Two North La Salle Street
Suite 500
Chicago IL 60602

Paul F. Walsh (4)	549,312	1.17%

John B. (Jack) Benton (5)	38,159	*

Kathleen Flanagan (6)	75,030	*

Rahul Gupta (7)	125,818	*

Clyde L. Thomas (8)	99,689	*

Richard J. Almeida (9)	14,048	*

John J. (Jack) Boyle III (10)	46,155	*

Janet M. Clarke (11)	36,382	*

Richard J. Lehmann (12)	13,561	*

Robert C. Nakasone (13)	24,510	*

Sheila A. Penrose (11)	49,753	*

Hatim A. Tyabji (14)	16,349	*

All directors and executive officers as a group (18 persons) (15)	1,507,334	3.21%

*	Less than 1%

(1)	Based on a Schedule 13G, dated as of January 18, 2006, filed with the Securities and Exchange Commission (the “Commission”). According to such Schedule, Royce & Associates LLC, an investment advisor, has sole power to vote or direct the vote of and sole power to dispose or direct the disposition of the shares indicated.

(2)	Based on a Schedule 13G, dated February 14, 2006, filed by Ricky C. Sandler as a managing member of Eminence Capital, LLC (the “Investment Manager”) and Eminence GP, LLC (“Eminence GP”) and Eminence GP, for itself and as general partner of Eminence Partners, LP, Eminence Partners II LP, Eminence Long Alpha, LP and Eminence Leveraged Long Alpha, LP (collectively, the “Partnerships”). Eminence GP has shared voting power and shared dispositive power with respect to 1,671,390 shares of the Company’s Common Stock owned by the Partnerships and any shares owned by Eminence Long Alpha Master Fund, Ltd. and Eminence Leveraged Long Alpha Master Fund Ltd. (the “Offshore Master Funds). The Investment Manager has shared voting and dispositive power with respect to an aggregate of 3,155,700 shares owned by the Partnerships, the Offshore Master Funds and Eminence Fund, Ltd. Mr. Sandler serves as the managing member of Eminence GP and the Investment Manager and has shared voting and dispositive power with respect to the shares of Common Stock beneficially owned by these entities in such capacities.

(3)	Based on a Schedule 13G, dated February 13, 2006, filed with the Commission by Harris Associates L.P. (“Harris”) and its general partner, Harris Associates Inc. Harris serves as an investment advisor to Harris Associates Investment Trust (the “Trust”). Various officers and directors of Harris are also officers and trustees of the Trust which beneficially owns 2,237,100 shares, although Harris does not consider the Trust to be controlled by such persons. Harris, because of its power to manage the Trust’s investments, has shared voting and dispositive power over the shares owned by the trust. Harris also has the shared power to direct the vote of an additional 629,400 shares owned by clients to whom it renders financial advice and the sole power to dispose or direct the disposition of those shares.

(4)	Includes 484,692 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(5)	Includes 29,999 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6)	Includes 70,333 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 118,599 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8)	Includes 89,499 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Includes 5,460 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 5,189 restricted stock units received under the Company’s Non-Employee Directors Deferred Compensation Plan (the “Director Plan”). Does not include 3,920 restricted stock units that will be received under the Director Plan if the 2006 Stock Incentive Plan is approved at the meeting.

(10)	Includes 35,749 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 4,507 restricted stock units received under the Director Plan.

(11)	Includes 31,903 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days. Amount shown also includes restricted stock units received under the Director Plan (Ms. Clarke: 3,580 units; Ms. Penrose: 12,951 units).

(12)	Includes 1,849 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 1,630 restricted stock units received under the Director Plan. Does not include 3,088 restricted stock units that will be received under the Director Plan if the 2006 Stock Incentive Plan is approved at the meeting.

(13)	Includes 18,211 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(14)	Includes 3,583 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days and 200 shares receivable upon the settlement of restricted stock units that will be settled within 60 days.

(15)	Includes 1,278,314 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days, 27,857 restricted stock units received under the Director Plan and 200 shares receivable upon the settlement of restricted stock units that will be settled within 60 days. Does not include an aggregate of 7,008 restricted stock units that will be received by Messrs. Almeida and Lehmann under the Director Plan if the 2006 Stock Incentive Plan is approved at the meeting.

Summary Compensation Table
The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and the other individuals who were our most highly compensated executive officers for 2005. This proxy statement refers to the individuals named below as the Named Executive Officers.

					Long-Term
					Compensation
					Awards
					Restricted	Securities
		Annual Compensation		Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards (2)	Options	Compensation(3)
Paul F. Walsh	2005	$600,000	$575,022	$54,611	$510,298	177,000	$142,704
Chairman and Chief	2004	$562,500	$567,358	$58,665	$1,471,826	177,000	$109,762
Executive Officer	2003	$500,000	$315,012	$10,676	—	—	$26,353

John B. (Jack) Benton(4)	2005	$275,000	$159,878	$36,993	$32,175	10,000	$58,845
Executive Vice President,	2004	$253,000	$132,899	$42,661	$173,700	40,000	$26,075
Strategic Advisor

Rahul Gupta(5)	2005	$275,000	$158,406	$13,328	$91,934	32,000	$42,154
President, eFunds U.S.	2004	$231,700	$120,803	$22,408	$81,350	32,000	$33,367
	2003	$212,650	$86,129	$23,432	—	86,600	$57,391

Clyde L. Thomas	2005	$296,000	$142,005	$18,112	$312,333	32,000	$45,510
Chief Information Officer	2004	$262,500	$131,478	$22,610	$260,320	32,000	$35,382
And Executive Vice	2003	$200,000	$81,003	$1,123	—	—	$31,601
President, Global
Technology and
Operations

Kathleen Flanagan,	2005	$260,000	$142,277	$35,720	$91,934	32,000	$40,325
Chief Administration	2004	$216,675	$118,631	$24,082	$113,890	32,000	$30,661
Officer and Executive	2003	$200,000	$81,003	$1,591	—	—	$34,947
Vice President, Strategic
Change Management

(1)	In accordance with the rules of the Securities and Exchange Commission, incidental compensation which does not exceed the lesser of $50,000 or 10% of the officer’s salary and bonus for the year in which the compensation was paid is omitted for years prior to 2004. From and after 2004, the amount of perquisites received by the Named Executive Officers is included in Other Annual Compensation. These perquisites include car allowances ($18,000 per year for Mr. Walsh and $12,000 per year for other executives) and up to an aggregate of $25,000 per year for fees paid to the executive’s personal legal, tax and financial advisors and amounts reimbursed for the payment of taxes incurred in respect of such payments. The Company will also reimburse executives for the cost of annual medical examinations. The amounts received by the Named Executive Officers in 2004 and 2005, respectively, under these programs were: Mr. Walsh ($46,079 and $39,766); Mr. Benton ($31,691 and $28,333); Mr. Gupta ($18,510 and $12,910); Mr. Thomas ($19,326 and $16,221); and Ms. Flanagan ($20,343 and $28,379).

(2)	As of December 31, 2005, the Company had a total of 319,468 restricted stock units outstanding with an aggregate value of $7,488,330 based on the closing price ($23.44 per share) of the Company’s common stock on December 30, 2005. The restricted stock units awarded to Mr. Walsh (23,868 units), Mr. Benton (1,500 units), Mr. Gupta (4,300 units), Mr. Thomas (4,300 units) and Ms. Flanagan (4,300 units) in 2005 will generally vest and be converted into shares in three equal installments on the three succeeding anniversaries of their date of grant, subject to acceleration if the recipient’s employment is terminated by reason of the recipient’s approved retirement, death or disability or if there is a change in control of the Company. Mr. Thomas also received a restricted stock unit award related to 10,275 shares that will vest 50% in February 2010 and an additional 12.5% on each of the sixth through ninth anniversaries of the grant date, provided that Mr. Thomas is employed by the Company on each vesting date. The vesting of these restricted stock units will accelerate in the event of any change in control of the Company. Dividend equivalent payments would be made on the Company’s outstanding restricted stock units if the Company were to pay any dividends on its Common Stock

(3)	The Company also maintains a 401(k) Savings Plan that is available to its U.S. employees and a non-qualified deferred compensation plan for certain highly compensated associates. For associates outside the U.S., the Company offers retirement benefits that are consistent with local market practices. The Company matches the first 5% of associate contributions to the 401(k) plan. If an associate elects to contribute at least 5% of their base salary and bonus to the 401(k) plan, but is unable to do so because of the statutory limits on a participant’s ability to contribute to that plan in any given year, the Company makes a supplemental contribution to the deferred compensation plan for the account of that participant in an amount equal to 5% of the participant’s excess earnings.

The Company also makes annual profit sharing contributions to the 401(k) and deferred compensation plans. These contributions are targeted at 5% of the associate’s base salary and bonus. The actual contribution is determined by comparing the Company’s actual operating income against the operating income target established by the Compensation Committee of the Company’s Board of Directors under the Annual Incentive Plan. For 2005, these profit sharing contributions were made at 113% of the targeted amount (i.e. 5.65% of a participant’s base salary and bonus).

For 2005, the matching and profit sharing contributions made to the Company’s 401(k) and deferred compensation plans for the account of the Named Executive Officers were: Mr. Walsh, $22,365 and $101,850; Mr. Gupta $22,365 and $19,789; Mr. Benton, $22,365 and $21,349; Mr. Thomas, $22,365 and $23,145; and Ms. Flanagan $22,365 and $17,960.

All other compensation also includes income recognized for relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold paid to executives under the Company’s relocation program. None of the Named Executive Officers recognized income under this program during 2005. All other compensation also includes signing bonuses. None of the Named Executive Officers received a signing bonus in 2005.

All other compensation for Mr. Walsh in 2005 includes the reimbursement of $14,889 in legal fees incurred by him in negotiating his November 3, 2004 retention agreement and $3600 in supplemental payments under the Company’s perquisites program (the further amount disbursed to him for the payment of taxes incurred in respect of these payments is included in the amounts shown as other annual compensation). Mr. Benton received $14,200 in paid time off reimbursement and short term disability payments and $931 in per-diem travel expense reimbursement in excess of allowable limits under the Internal Revenue Code in 2005 and these amounts are included in this column.

(4)	Mr. Benton joined the Company on January 30, 2004.

(5)	Mr. Gupta joined the Company on January 6, 2003.

Compensation Committee Report on Executive Compensation
Introduction
The Company’s officer compensation program is designed to attract and retain the skilled executives who are responsible for ensuring the Company’s future success in a competitive market for executive talent. The compensation program is also intended to align the interests of stockholders and management by linking the compensation of the Company’s executives and senior managers to the Company’s performance.
The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company’s senior executives. The Compensation Committee is currently composed of four members of the Board of Directors: Janet M. Clarke (Chairperson); John J. (Jack) Boyle III; Richard J. Lehmann; and Robert C. Nakasone. None of these directors is a current or former officer or employee of the Company.
The Compensation Committee is responsible for:
•	reviewing and approving the compensation philosophy regarding, and the compensation of, the Company’s Chief Executive Officer (the “CEO”), the Company’s other executive officers (together with the CEO, the “Executive Officers”) and its other senior managers and associates;

•	making recommendations to the Board with respect to the design of the Company’s incentive-compensation plans and equity-based plans;

•	approving the compensation programs for the Company’s directors; and

•	overseeing the design and administration of the Company’s deferred compensation and retirement plans.
A copy of the Charter of the Compensation Committee is available on our website (www.efunds.com)
In the course of its deliberations, the Compensation Committee reviews comparative survey data developed by its independent compensation consultants to assist it in developing the appropriate mix of compensation elements for, and the overall compensation of, the Executive Officers. In the course of its deliberations, the Compensation Committee also reviews ‘placemats’ and ‘tally sheets’ that provide comprehensive summaries of the Company’s compensation, benefits and perquisites programs and detailed analyses of the specific compensation profiles of each of the Company’s Executive Officers.
Officer Compensation Program
General. The Company’s general compensation philosophy is that the total cash compensation paid to the Company’s Executive Officers and employees should be reflective of the Company’s progress towards its financial and strategic objectives and that any long-term incentive compensation should be closely aligned with stockholders’ interests. This philosophy applies to all of the Company’s associates, with a more significant level of compensation at risk as an associate’s level of responsibility increases.
The Company’s cash compensation package for the Executive Officers consists of base salaries, annual performance-based bonuses, 401(k) matching and profit-sharing contributions and participation in the Company’s perquisites program. The Company also provides stock-based equity incentive grants to its Executive Officers and senior managers to encourage these individuals to remain with the Company and incent them to manage the Company with a view toward maximizing long-term shareholder value.
Base Salaries. The base salaries of the Executive Officers are reviewed annually and salary adjustments are based on the Company’s overall performance, comparative market data and the executive’s attainment of individual objectives during the preceding year.

Annual Bonuses. Short-term incentive compensation takes the form of annual bonuses that are based on a percentage of the officer’s base salary. The percentage that is applicable to an individual executive is based on their level of direct responsibility for driving the performance of our business. Our CEO’s bonus target is equal to 100% of his base salary. The bonus targets for other Executive Officers were generally set between 50 and 60% of their base salaries for 2005.
The annual incentive payments to the Company’s Executive Officers and the Company’s broader associate base are linked to the Company’s performance versus the financial and strategic targets established by the Compensation Committee. These targets are based on the Company’s annual business plan and the shorter-term strategic objectives for the Company established by the Board of Directors. For 2005, the financial targets established by the Committee under the Company’s Annual Incentive Plan were based on the Company’s revenues, operating income and return on invested capital. The factors considered by the Committee under the Company’s Strategic Incentive Plan were related to improving the Company’s financial and operational effectiveness, attaining targeted operating margins and organic growth rates, fostering its efforts to become an innovative, global solutions business and enhancing its leadership base.
Two-thirds of the Company’s annual bonuses were based on the Company’s performance with respect to the financial targets established under the Annual Incentive Plan and the remaining one-third was based on the Company’s relative level of achievement versus the corporate goals described in the Strategic Incentive Plan.
The Compensation Committee believes that it is important for the Company’s associates, including the Executive Officers, to function as a cohesive team and so the financial and strategic targets set under the Annual Incentive Plan and the Strategic Incentive Plan related to the Company’s performance as a whole and not to individual or divisional areas of responsibility. The bonuses payable under the Annual Incentive Plan and the Strategic Incentive Plan can range between 0 — 200% of the targeted levels, depending on the Company’s performance. The actual bonuses payable to associates, including the Executive Officers, may be adjusted upward or downward to reflect the performance of individual contributors. Any such adjustments are made on a zero sum basis among similarly situated individuals.
In 2005, the Company’s operating income and return on invested capital exceeded the targeted levels while the Company’s revenues were somewhat below the related objective. As a result, annual bonuses for 2005 were generally paid under the Annual Incentive Plan at 96% of target. Bonuses under the Strategic Incentive Plan were paid at the same level.
Long-Term Incentives. The long-term incentive component of the Company’s compensation programs consists of stock options and time-based restricted stock units. This approach reflects the Committee’s philosophy that long-term incentive compensation serves two principal purposes: aligning the interests of the Executive Officers with those of the Company’s stockholders (stock options) and enhanced associate retention (time-based restricted stock units).
The Company uses a dilution-based approach when determining the level of equity-based grants to make to its Executive Officers and associates generally. Each Executive Officer received an option and restricted stock unit grant in 2005 and the awards to the Named Executive Officers are described elsewhere in this proxy statement in the Summary Compensation Table and under the caption “Option/SAR Grants in Last Fiscal Year.”
The Committee believes the amounts paid to the Executive Officers provide the Company’s senior management team with a competitive level of compensation.
2005 CEO Compensation
Mr. Walsh joined the Company as its Chief Executive Officer and Chairman of its Board of Directors in September 2002. As part of Mr. Walsh’s retention, the Compensation Committee and Mr. Walsh initially negotiated a three-year employment agreement that provided Mr. Walsh with a minimum base salary of $500,000 per year and a minimum target annual bonus opportunity equal to 70% of his base salary. In recognition of the improvement in the Company’s performance, and increases in stockholder value seen under Mr. Walsh’s leadership and in order to enhance the Company’s ability to retain Mr. Walsh over the long-term, the Committee negotiated a three-year Retention Agreement with Mr. Walsh in November 2004 which replaced his prior agreement. Under this Agreement, Mr. Walsh is to receive a minimum base salary of $575,000 and a minimum annual bonus opportunity equal to 100% of his base salary. Mr. Walsh’s Retention Agreement is described in more detail below. Mr. Walsh’s base salary was $600,000 for 2005, with a 100% target annual bonus.
The actual annual bonus paid to Mr. Walsh depends upon the Company’s performance against parameters established annually by the Compensation Committee under the Company’s Annual Incentive Plan and Strategic Incentive Plan and other factors the Committee may deem relevant. For 2005, Mr. Walsh received a bonus of $575,022, or 96% of his target incentive award.
Mr. Walsh is also entitled to participate in the Company’s Stock Incentive Plan. In general, the Committee expects to make annual option and restricted stock unit grants to Mr. Walsh commensurate with his performance and level of responsibility. In 2005, Mr. Walsh received an option to purchase 177,000 shares that will generally become exercisable in three annual increments and expire 10 years from the date of grant. As part of the Compensation Committee’s efforts to secure the long-term retention of Mr. Walsh, the Company also awarded Mr. Walsh a total of 23,868 restricted stock units. These units will generally vest and be converted into shares of the Company’s common stock on the three succeeding anniversaries of their date of grant provided, subject to certain exceptions, that Mr. Walsh is employed by the Company on each vesting date.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), contains limitations governing the deductibility of compensation in excess of $1 million paid to the named executive officers of publicly traded companies. Under Section 162(m), if we pay compensation in excess of $1,000,000 to any executive officer named in the table entitled “Summary Compensation Table” above, we can fully deduct the amounts in excess of $1,000,000 only if we meet specified shareowner approval and corporate performance-based requirements. Although we intend to maximize the deductibility of compensation paid to the Company’s Executive Officers, we also intend to maintain the flexibility to take actions we consider to be in the Company’s best interests including, where appropriate, consideration of factors other than tax deductibility. Approximately $425,000 of the compensation paid to Mr. Walsh in 2005 did not qualify for deductibility. The Committee expects that all of the compensation paid to the other Named Executive Officers in 2005 will qualify for deductibility. With the exception of the CEO, the Committee would not expect issues to arise under Section 162(m) with respect to the amounts paid to the Executive Officers under the Company’s current compensation structure.
Members of the Compensation Committee
Janet M. Clarke, Chairperson
John J. (Jack) Boyle III
Richard J. Lehmann
Robert C. Nakasone

Options/SAR Grants In Last Fiscal Year (1)

		Individual Grants			Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates
	Securities	Options/SARs			of Stock Price
	Underlying	Granted to	Exercise or	Scheduled	Appreciation for Option
	Options/SARs	Employees in	Base Price	Expiration	Term(2)
Name	Granted	Fiscal Year	(per share)	Date	5%	10%
Paul F. Walsh	177,000	11.66%	$21.38	01/13/15	$2,380,650	$6,030,390
John B. (Jack) Benton	10,000	0.66%	$21.45	01/20/15	$134,900	$341,900
Rahul Gupta	32,000	2.11%	$21.38	01/13/15	$430,400	$1,090,240
Clyde L. Thomas	32,000	2.11%	$21.38	01/13/15	$430,400	$1,090,240
Kathleen Flanagan	32,000	2.11%	$21.38	01/13/15	$430,400	$1,090,240

(1)	The options shown were granted on January 13, 2005 (Messrs. Walsh, Gupta and Thomas and Ms. Flanagan) and January 20, 2005 (Mr. Benton), at an exercise price not less than the fair market value of the Company’s common stock on the date of grant. The options are exercisable in cumulative installments of 33-1/3 percent on each anniversary of the date of grant, provided that the option holder is then employed by the Company. The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes in control of the Company and the vesting of the option granted to Mr. Walsh will accelerate if he becomes entitled to receive a termination payment under his Retention Agreement. No stock appreciation rights were granted to any of the Named Executive Officers during 2005.

(2)	The 5 and 10 percent annual stock price appreciation is assumed to occur throughout the original scheduled term of the options shown. This calculation is for illustrative purposes only.
Aggregated Option/SAR Exercises In Last Fiscal Year
And Fiscal Year-End Option/SAR Values (1)

			Number of Securities Underlying		Value of Unexercised In-
	Shares		Unexercised Options/SARS at		The-Money Options/SARS
	Acquired	Value	Fiscal Year End		at Fiscal Year End (2)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul F. Walsh	0	$0	366,692	295,000	$4,736,872	$1,210,680
John B. (Jack) Benton	0	$0	13,333	36,667	$80,931	$181,769
Rahul Gupta	0	$0	68,399	82,201	$902,634	$631,972
Clyde L. Thomas	0	$0	68,166	53,334	$901,025	$218,885
Kathleen Flanagan	0	$0	49,000	53,334	$626,185	$218,885

(1)	None of the Named Executive Officers held or exercised any stock appreciation rights in 2005.

(2)	The value of the options at December 30, 2005 was determined by multiplying the difference between the exercise prices of the options and the closing price of the Company’s common stock on December 31, 2005 ($23.44 per share) by the number of shares underlying the options.
Paul F. Walsh Retention Agreement
Effective as of November 3, 2004, the Company entered into a Retention Agreement with Paul F. Walsh related to his service as our Chairman and Chief Executive Officer. This agreement replaces Mr. Walsh’s original Employment Agreement dated September 9, 2002. The initial term of the new agreement began as of November 3, 2004 and expires on November 3, 2007, subject to additional one-year extensions unless either party gives the other six months advance notice that the term will not be extended. Under the agreement, Mr. Walsh receives a minimum salary of $575,000, subject to increase at the discretion of the Compensation Committee of the Company’s Board of Directors. Mr. Walsh is also eligible to receive annual cash bonuses based on the Company’s financial performance with a minimum target bonus opportunity equal to 100% of his base salary. Mr. Walsh is also entitled to participate in the Company’s equity award, retirement and savings, welfare benefit, expense reimbursement, fringe benefit and vacation plans and policies.

On the effective date of the Retention Agreement, the Company awarded Mr. Walsh restricted stock units convertible into 52,576 shares of the Company’s stock that vest 50% on the fifth anniversary of the grant date and an additional 12-1/2% on each of the sixth through ninth anniversaries of the grant date, provided that Mr. Walsh is employed by the Company on each vesting date. In addition, the vesting of these restricted stock units will accelerate if Mr. Walsh’s employment is terminated by the Company without cause or if he resigns for good reason after a “business combination,” as defined in Mr. Walsh’s Change in Control Agreement described below. The stock subject to the restricted stock units, to the extent vested, will be distributed to Mr. Walsh six months after the date of his retirement or other termination of employment.
On the effective date of the Retention Agreement, the Company amended Mr. Walsh’s stock option dated February 19, 2004 for 177,000 shares of the Company’s stock to provide that the vesting of the option will also accelerate if Mr. Walsh becomes entitled to receive a termination payment under the Retention Agreement or upon the expiration of the employment term under the Retention Agreement and to provide that in such events, as well as in the event of Mr. Walsh’s death, disability or approved retirement, the option will remain exercisable until the earlier of the second anniversary of the termination date and the expiration date of the option.
If the Company terminates Mr. Walsh’s employment other than for “cause” prior to the scheduled expiration of Mr. Walsh’s Retention Agreement, or if Mr. Walsh terminates his employment for “good reason” (each as defined in the Retention Agreement), or if the Company elects not to extend the term of that agreement, then:
•	Mr. Walsh is entitled to a lump-sum payment equal to the sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination;

•	Subject to Mr. Walsh’s execution of a release, the Company will pay to Mr. Walsh in equal installments over the twenty-four months following the date of termination, an amount equal to two times Mr. Walsh’s base salary in effect on the termination date plus two times his target annual bonus for the Company’s fiscal year in which the termination date occurs;

•	Except with respect to the restricted stock right award described above, subject to Mr. Walsh’s execution of a release, all of Mr. Walsh’s unvested options and other unvested equity based awards that are granted after the effective date of his Retention Agreement and that are scheduled to vest on or before the second anniversary of his termination date will vest on the termination date, and any options that are granted to Mr. Walsh after the effective date of his Retention Agreement which are vested on the termination date will remain exercisable until the earlier of the second anniversary of the termination date and the expiration date of such options; and

•	Subject to Mr. Walsh’s execution of a release, the Company will provide Mr. Walsh and his dependents with group healthcare benefits under the Company’s group healthcare plans for twenty-four months after the termination date or until Mr. Walsh becomes eligible to participate in group healthcare plans of any successor employer, if earlier.
If the Company terminates Mr. Walsh’s employment for “cause” or if Mr. Walsh resigns without “good reason” or elects not to extend the term of the Retention Agreement, then Mr. Walsh will be entitled to a payment equal to the sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination. In addition, all unvested options and any other unvested equity-based awards held by Mr. Walsh will be forfeited on the termination date. Any options held by Mr. Walsh that are vested on the termination date may be exercised until the earlier of ninety days after his termination date and the expiration date of such options.
In the event Mr. Walsh’s employment is terminated following a “business combination” of the Company, the post-termination provisions of his Change in Control Agreement (described below), instead of his Retention Agreement, would govern the payments to be made to him.
Mr. Walsh’s Retention Agreement also provides that if any payment or benefit received or to be received by Mr. Walsh would be subject to the federal excise tax on “excess parachute payments,” the Company will pay Mr. Walsh such additional amounts as may be necessary so that he realizes, after the payment of the excise tax and any income tax or excise tax on that additional amount, the amount of such compensation.
Mr. Walsh’s Retention Agreement also provides for confidentiality, non-solicitation and non-competition covenants.
John B. (Jack) Benton, Rahul Gupta, Clyde L. Thomas and Kathleen Flanagan. Each of Messrs. Benton, Gupta and Thomas and Ms. Flanagan and our other Executive Officers (other than Mr. Walsh) have previously entered into Transition Assistance Agreements with the Company that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation if we terminate their employment with us for reasons other than for cause. Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments.
Retention Arrangements
In January 2005, the Company awarded Mr. Thomas restricted stock units convertible into 10,275 shares of the Company’s stock that vest 50% in February 2010 and an additional 12-1/2% on each of the sixth through ninth anniversaries of the grant date, provided that Mr. Thomas is employed by the Company on each vesting date. The vesting of these restricted stock units will accelerate in the event of any change in control of the Company.
In connection with the Company’s acquisition of WildCardSystems, Inc. in 2005, the Company adopted the eFunds Corporation 2005 Special Supplemental Employment Inducement Award Plan (the “Supplemental Plan”). Under the Supplemental Plan, the Company could make employment inducement awards of restricted stock or restricted stock units to persons being hired in connection with a merger or acquisition involving the Company or one of its subsidiaries and such employee’s prior employer. 37,500 shares of common stock of the Company were available for issuance pursuant to awards granted under the Plan. Pursuant to the Plan, the Company granted Larence Park, the Company’s President of Prepaid Solutions and the former chief executive officer of WildCard, restricted stock units convertible into 37,500 shares of the Company’s common stock in connection with the acquisition of WildCard. 60% of the restricted stock units will vest and be converted into shares of common stock on September 16, 2008, 20% will vest and be so converted on September 16, 2009, and 20% will vest on September 16, 2010. The vesting of the units will be accelerated in the event of any change in control of the Company.
On July 1, 2005, the Company also granted Mr. Park an option, exercisable at $17.95 per share, to purchase 150,000 shares of the Company’s common stock. The option has a term of 10 years, but the unvested portion of the option will terminate if Mr. Park’s employment with the Company is terminated for any reason other than Mr. Park’s death or disability. The option will vest and become exercisable 60% on July 1, 2008 and 20% on each of July 1, 2009 and July 1, 2010. The vesting of the option is subject to acceleration in the event of any change in control of the Company or the death or disability of Mr. Park.
Acquisition of Benton Consulting Partners
In January 2004, the Company acquired the assets of Benton Consulting Partners (“Benton Consulting”) for an aggregate contract purchase price of $1,550,000. $775,000 of this amount was paid on the closing date of the transaction and an additional $232,500 was paid on each of the first and second anniversaries of the closing. Payment of the $310,000 balance of the purchase price is dependant upon the success of various initiatives by the acquired business and $46,500 of this amount was disbursed in July 2005. John B. (Jack) Benton owned 50% of Benton Consulting and Mr. Benton currently serves as our Senior Vice President, Solutions Group. The Company paid Benton Consulting an aggregate of approximately $1,668,000 during 2003 and the period in 2004 prior to this acquisition for consulting services.

Change in Control Agreements
We have Change in Control Agreements with each of Messrs. Walsh, Benton, Gupta and Thomas and Ms. Flanagan and our other Executive Officers. These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.
Under the Change in Control Agreements, each of these officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary following any “business combination” involving the Company. During that three-year period, each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the three year period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.
If, during the three year period, we terminate an officer’s employment other than for “cause” or “disability” or the officer terminates his or her employment for “good reason” (all as defined in the agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to two times (three times with respect to Mr. Walsh) the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.
All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of our Company and all other restricted shares and restricted stock units held by the officer under our stock incentive plan vest and are converted into shares of common stock on the date of any such event.
The agreements also provide that if any payment or benefit received or to be received by an officer, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on “excess parachute payments,” we will pay to the officer such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.
Deferred Compensation Programs
The Company’s deferred compensation programs permit eligible employees to defer receipt of up to 90% of their base salary and any incentive payment or payments received by them. Amounts deferred under these plans are payable upon the participant’s termination of employment, disability, death or another date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. 32 employees, including all of our Executive Officers, are currently participating in one or more of the Company’s deferred compensation plans. The Company’s 2005 deferred compensation program is intended to comply with Section 409A of the Internal Revenue Code.
Employee Stock Purchase Plan
The Company has an Employee Stock Purchase Plan (the “Stock Purchase Plan”) that provides for the purchase of shares of Common Stock by eligible employees of the Company and its subsidiaries through payroll deductions. The purpose of the Stock Purchase Plan is to provide employees of the Company and certain of its subsidiaries with an opportunity to share in the ownership of the Company by providing them with a convenient means to purchase shares of Common Stock.

The Stock Purchase Plan permits shares of Common Stock to be sold to participating employees on the last business day of each calendar quarter at a price equal to 85% of the fair market value of the Common Stock on the first or last business day of that purchase period, whichever is lower. Among other restrictions, no participant may purchase (i) more than 1,000 shares in a given purchase period or (ii) shares having a fair market value (determined at the beginning of each purchase period) exceeding $25,000 in any calendar year. Except as the Compensation Committee otherwise permits, shares of Common Stock purchased under the Stock Purchase Plan may not be transferred for one year following their purchase.
Substantially all of our associates are eligible to participate in the Stock Purchase Plan, and nine of the Company’s Executive Officers participated in this Plan in 2005. Independent Directors are not eligible to participate in the Stock Purchase Plan. Participating employees based in the United States do not recognize income at the time shares are purchased under the Stock Purchase Plan because the Plan is qualified under Section 423 of the Internal Revenue Code.
A total of 2,275,000 shares of Common Stock may be issued under the Stock Purchase Plan and 1,588,082 shares remained available for issuance under this Plan as of March 31, 2006.
Perquisites Program
Under the Company’s perquisites program, the Company’s Executive Officers receive car allowances ($18,000 per year for the Chief Executive Officer and $12,000 per year for other executives). Executive Officers also receive up to an aggregate of $25,000 per year for fees paid to their personal, legal, tax and financial advisors and the reimbursement of the taxes incurred in respect of such payments. The Company will also reimburse Executive Officers for the cost of annual medical examinations and the taxes associated with the income imputed to the executives by reason of such reimbursement. Eleven individuals, including all of the Named Executive Officers, participated in this program in 2005.
Stock Ownership Guidelines
The Board of Directors has adopted stock ownership guidelines for the Executive Officers and the Independent Directors. These guidelines specify certain beneficial ownership levels that the Executive Officers are expected to accumulate and hold by the end of 2007 or, if later, the fourth anniversary of their appointment as an Executive Officer or any adjustment to their compensation. The specific ownership thresholds are based on a multiple of the annual base salaries of the executives, with the multiple applicable to the CEO being three and the multiple for the other Executive Officers being one. Independent Directors are expected to beneficially own shares in the Company having a value equal to three times their annual retainer within similar timeframes.
The Nominating and Corporate Governance Committee of the Board of Directors periodically reviews the stock ownership levels of the individuals subject to these guidelines. Stock options and performance-based restricted stock or restricted stock unit grants are not considered when determining whether an individual has achieved the targeted ownership level. Unvested, time based restricted stock unit awards held by Executive Officers are valued at 55% of the value of the shares of common stock underlying such awards. A person who achieves the recommended ownership goals at any point during the period prescribed for the accomplishment of the ownership objectives is deemed to have complied with the guidelines, although a participant should not subsequently sell any of the shares used as the basis for achieving the objective if the sale would cause their ownership level to fall below the suggested minimums.
Corporate Governance
The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Governance Committee”). Mr. Boyle serves as our Lead Director. A description of the Audit and Compensation Committees and the functions they perform is contained in their committee reports, which appear elsewhere in this proxy statement. Each of our Committees has a written charter that is available for review on our website (www.efunds.com).
All of the members of our Board of Directors (other than Mr. Walsh) serve on the Governance Committee.

Ms. Penrose has served as chair of this Committee since May 2002. The Governance Committee identifies prospective nominees for election to the Board, reviews their qualifications and nominates prospective candidates for election to the full Board of Directors. The Governance Committee also develops our Principles of Corporate Governance and oversees the evaluation of our Board of Directors, its Committees and our CEO. A copy of our Principles of Corporate Governance is available on our website (www.efunds.com). The Governance Committee met five times in 2005.
Our Principles of Corporate Governance provide that at least two-thirds of our directors and all of the members of our Audit, Compensation and Governance Committees must be “independent” under the standards adopted by the New York Stock Exchange. The Board undertook a review of director independence in February 2006. As part of this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and the Executive Officers of the Company or their affiliates. As a result of this review, the Board determined that all of our directors are independent within the meaning of applicable regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange, except for Mr. Walsh, who serves as our CEO.
Director Nominations
The Company’s Principles of Corporate Governance require that each director have the ability to apply good business judgment and be able to exercise his or her duties of loyalty and care. Candidates for the position of director should exhibit proven leadership capabilities, be of sound moral character, have experience exercising high levels of responsibilities within their chosen careers and have an ability to quickly grasp complex business and financial issues. In addition to these minimum criteria, our Governance Committee evaluates the qualifications of director nominees based on the degree of correlation between their professional backgrounds and the Company’s business and strategic objectives at the time nominees are considered. The Governance Committee makes a preliminary assessment of each proposed new member of the Board based upon the nominee’s resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and any other specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s desired director profile may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Governance Committee determines which nominee(s) to recommend to the Board for election. Incumbent directors whose terms are expiring are interviewed by the chair of the Governance Committee and the chair of the Board (or the Lead Director if one of these individuals is up for re-election) to discuss their qualifications, contributions and interest in further service. These individuals also discuss the directors’ contributions to the deliberations of the Board with the other incumbent Board members. The Governance Committee would use the same process for evaluating all nominees, regardless of the original source of nomination. From time to time, the Governance Committee utilizes the services of third party search firms to assist in the identification or evaluation of Board member candidates.
The Governance Committee will consider nominations of qualified candidates for possible election to the Board that are submitted by our stockholders. Stockholders wishing to make such a submission may do so by sending the name of a candidate for consideration to the Governance Committee c/o Corporate Secretary, eFunds Corporation, 8501 N. Scottsdale Road, Suite 300, Scottsdale, Arizona 85253. Each such submission must contain: (1) the name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held. In order to be considered for possible nomination for election at the 2007 annual meeting of the Company’s stockholders, the Corporate Secretary must receive the submission no later than December 20, 2006.
No candidates for director nominations were submitted to the Governance Committee by any stockholder in connection with the 2006 annual meeting.
Pursuant to a Shareholder Agreement between the Company and MasterCard International Incorporated,

MasterCard has the right to designate a qualified individual to serve on our Board if it acquires 10% or more of our outstanding shares of common stock. MasterCard does not currently have the right to have a representative elected to our Board.
Meetings and Compensation of Directors.
There were thirteen meetings of the Board of Directors in 2005. The independent Board members meet in executive session without the presence of management in conjunction with each regularly scheduled meeting of the Board. The Lead Director acts as chair of these sessions. In addition, each of our standing committees regularly meets in executive sessions led by the Committee Chair.
During 2005, the Audit Committee was composed of Messrs. Almeida (Chair) and Tyabji and Ms. Penrose. William J. Ryan served on the Audit Committee from October 2004 until February 2005. Mr. Ryan retired from our Board in March 2005. The Board of Directors has identified Mr. Almeida as a current member of our Audit Committee who meets the definition of “Audit Committee Financial Expert” established by the Securities and Exchange Commission. The Audit Committee held eight meetings in 2005. During 2005, the Compensation Committee was composed of Ms. Clarke (Chair) and Messrs. Boyle, Lehmann and Nakasone. The Compensation Committee held ten meetings in 2005.
During 2005, each incumbent Director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served. Directors are encouraged to attend the annual meetings of our stockholders. All of our directors attended our annual meeting in 2005.
Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2005, Directors who were not employees of the Company (“Independent Directors”) each received a $50,000 annual board retainer ($75,000 for the chair of the Audit Committee and $60,000 for the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee). The lead director receives a $35,000 supplemental retainer. Independent Directors also receive an additional retainer of $7,500 ($12,500 for members of the Audit Committee) for service as a member of a standing committee of the Board and annual option and restricted stock unit grants having an aggregate imputed value of $70,000. The Company does not pay meeting fees under its Director compensation program. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.
During 2005, each of our Independent Directors received an option to purchase 3,350 shares of our common stock at an exercise price of $21.13 per share and 1,100 restricted stock units. The options issued to the Independent Directors in 2005 vest in equal annual installments over a three-year period following the date of grant and expire on the tenth anniversary of such date. The vested portions of the options also terminate three months following the date upon which a participant ceases to be a Director of the Company (one year after such date if such Directors’ termination constituted a qualifying retirement). The restricted stock units vest and are converted into shares of common stock over the three year period following their date of grant or upon a Director’s qualifying retirement from our Board.
The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Deferred Compensation Program”). The purpose of the Director Deferred Compensation Program is to provide an opportunity for Independent Directors to defer payment of their Board retainers and to provide a vehicle for participating Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under this Program, Independent Directors can elect to receive their board and committee fees in restricted stock units in lieu of cash (with each restricted stock unit being deemed to have a value equal to the fair market value of one share of common stock on its date of issuance). The restricted stock units were credited to the individuals participating in the Director Deferred Compensation Program on a quarterly basis and will be converted into shares of common stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board or, for deferrals made in 2007 and thereafter, in accordance with the deferral election made by the participating Director. Each restricted stock unit receives dividend equivalent payments equal to any cash dividend payments on one share of common stock.
In May 2005, the Company suspended the granting of additional restricted stock units pursuant to the Directors Deferred Compensation Program because it did not have sufficient restricted stock units available for issuance under its 2000 Stock Incentive Plan, as amended (the “Prior Stock Incentive Plan”). In connection with this suspension, the Company amended the Directors Deferred Compensation Program to allow non-employee directors to defer payment of all or part of their retainer into a deferred cash account. Interest will be credited to these accounts at a rate equal to the lesser of (i) four percent per annum and (ii) the one year federal rate. The balance of any deferred cash account will be paid to participating directors upon the cessation of their service on the Board.
Under an amendment to the Directors Deferred Compensation Program approved by the Board in February 2006, if the eFunds Corporation 2006 Stock Incentive Plan (the “2006 Stock Incentive Plan”) is approved at the meeting, these cash deferrals will be converted into restricted stock units to be issued under the 2006 Stock Incentive Plan, with the imputed interest thereon being forfeited (See “Item 3: Approval of the eFunds Corporation 2006 Stock Incentive Plan — Independent Directors”). The Independent Directors (Messrs. Almeida and Lehmann) participating in the Directors Deferred Compensation Program in 2006 have each elected to have any fees payable to them during the portion of 2006 following any approval of the 2006 Stock Incentive Plan paid in the form of restricted stock units as described above. Beginning in 2007, the amended Program will allow participating Directors to elect to receive amounts deferred by them in installments, in a lump sum on a date other than their final day of service and, subject to certain limitations, during their term of office. Pay-out elections credited after January 1, 2007 may be changed at the election of the participating Director under certain circumstances.
If the Company has sufficient restricted stock units available for such purpose, Directors participating in the Director Deferred Compensation Program during 2007 and thereafter must elect to have their deferrals credited in these types of units. The Compensation Committee of the Board has the discretion, subject to such additional terms and conditions as it may adopt, to permit participants in the Program to pay all or a portion of the taxes required to be paid upon the distribution of the amounts credited to their deferred stock accounts by electing to have the Company withhold a portion of the shares of the Company’s Common Stock otherwise issuable upon such distribution. The Directors Deferred Compensation Program is intended to comply with Section 409A of the Internal Revenue Code.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of four Independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks—that is, no executive officer of the Company serves as a director or a compensation committee member of a company that has an executive officer serving on our Board or the Compensation Committee.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations require the Company’s directors, executive officers and any persons holding more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure by a Reporting Person to file a required report by the applicable due date during 2005. Based on its review of the reports submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period other than Messrs. Almeida and Nakasone, each of whom filed one late report following open market purchases in 2005.

Total Stockholders Return*
Comparison of Cumulative Total Return
(Dividends Reinvested)
eFunds Corporation, S&P SmallCap 600 Index
S&P 600 Data Processing & Outsourced Services

		INDEXED RETURNS
	December 31,	Years Ending December 31,
	2000	2001	2002	2003	2004	2005
eFunds Corporation	$100.00	$149.66	$99.16	$188.84	$261.33	$255.13
S&P SmallCap 600 Index	$100.00	$106.54	$90.95	$126.23	$154.82	$166.71
S&P 600 Data Processing & Outsourced Services	$100.00	$141.03	$105.12	$168.51	$183.25	$234.78

*	Assumes $100 invested on December 31, 2000 in eFunds’ Common Stock, the S&P SmallCap 600 Index and the S&P 600 Data Processing & Outsourced Services Index with all dividends reinvested.

ITEM 2: APPROVAL OF THE EFUNDS CORPORATION 2006 ANNUAL INCENTIVE PLAN
Background
Consistent with its responsibility to ensure that executive compensation is aligned with the interests of the Company’s stockholders, the Compensation Committee of the Board of Directors, on February 16, 2006, recommended that the Company adopt the eFunds Corporation 2006 Annual Incentive Plan (the “2006 Annual Incentive Plan”) as part of the basic framework for the Company’s incentive programs. In accordance with this recommendation, on February 17, 2006, the Board of Directors, subject to stockholder approval, adopted the 2006 Annual Incentive Plan. The 2006 Annual Incentive Plan is the successor to the eFunds Corporation Annual Incentive Plan (the “Prior Incentive Plan”), which was approved by the Company’s stockholders in 2001. In accordance with the applicable tax regulations, the Prior Incentive Plan expired on December 31, 2005.
The 2006 Annual Incentive Plan is similar in all material respects to the Prior Incentive Plan and is designed to afford the Compensation Committee flexibility in selecting the performance measurements associated with the incentive compensation for the Company’s Executive Officers and other associates and to enable the Compensation Committee to continue to fashion management incentives so that the performance goals set for the Company’s employees are reflective of stockholder interests and the Company’s performance.
The 2006 Annual Incentive Plan is complemented by the Company’s Strategic Incentive Plan. The performance factors established under the Strategic Incentive Plan are subjective measures reflective of the shorter-term strategic and business objectives of the Company. Generally, one-third of an associate’s annual incentive compensation is based on the Company’s performance against these objectives, with the balance being determined under the 2006 Annual Incentive Plan. Incentive compensation paid under the Strategic Incentive Plan does not qualify for deductibility under Section 162(m) of the Internal Revenue Code. The Company is seeking stockholder approval of the 2006 Annual Incentive Plan to qualify compensation paid thereunder as “qualified performance-based compensation,” as defined in Section 162(m).
As part of its incentive programs, the Company also makes matching and profit sharing contributions to its 401(k) and its deferred compensation plans. All of the Named Executive Officers participated in these incentive programs in 2005 and the Company’s contributions to these plans on their behalf are described in the Summary Compensation Table included elsewhere in this proxy statement.
Overview of the Annual Incentive Plan
Commencing in 2006, the 2006 Annual Incentive Plan is intended to supersede the Prior Incentive Plan as the primary source of short-term cash incentive compensation for the Company’s officers and employees. The 2006 Annual Incentive Plan allows the Compensation Committee to base the Company’s incentive programs upon a variety of objective indicators of corporate performance, such as revenues, return on invested capital, operating income, stock price and earnings. The performance goals may vary between participants and may be made applicable to the Company as a whole, the individual in question or one or more identifiable business units. Performance under the Plan may be measured against internal corporate objectives or compared to the corresponding results of preselected peer groups.
In recent years, the Compensation Committee has generally based the incentive compensation of the Executives and other members of the Company’s senior management team on corporate revenue, operating income and return on invested capital targets and these measures constitute the performance factors established for 2006. Using similar parameters, bonuses under the Prior Incentive Plan were paid at 90%, 106% and 96% of target for 2003, 2004 and 2005, respectively. In future years, the Compensation Committee may elect to expand its use of business unit-based performance standards.
The Board of Directors believes that the 2006 Annual Incentive Plan will further stockholder interests by enabling the Compensation Committee to tailor the incentives, and the compensation risks, of the Executives and other participants in such Plan to their specific responsibilities and the overall framework of the Company’s corporate objectives.
Eligibility
Generally, all of the Company’s associates who work more than 20 hours per week and who do not participate in another incentive program (such as a sales commission plan, but excluding the Strategic Incentive Plan) will participate in the incentive programs established under the 2006 Annual Incentive Plan. Persons who are employed for only a portion of a performance period generally receive pro-rated incentive payments and persons who were not employed for at least one-fourth of a performance period are not typically eligible to receive a bonus in respect of that period. Unless otherwise determined by the Compensation Committee, no incentive payments will be made under the 2006 Annual Incentive Plan to any participant whose employment terminates prior to the close of the relevant performance period. Similarly, absent a contrary determination by the Compensation Committee, no incentive payments will be made to any participant who resigns or is terminated for cause or poor performance after the close of a performance period but before the payment of bonuses for that period. Independent Directors will not participate in the 2006 Annual Incentive Plan.
Participants in the 2006 Annual Incentive Plan are designated by the Committee as either “Executives” or “Other Participants.” The executive officers of the Company that the Committee reasonably believes will be named in the Company’s annual proxy statement must be designated as “Executives” and the incentive compensation for Executives must be based upon the achievement of objective indicators of corporate performance. There were approximately 2400 persons employed by the Company and its subsidiaries as of March 17, 2006 whom the Compensation Committee believes would currently be eligible to receive awards under the 2006 Annual Incentive Plan.
Administration
The 2006 Annual Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to select the individuals to whom awards are granted, to set the terms and conditions of such awards and to determine whether and under what conditions the payment of any amounts received under any award shall or may be converted into the right to receive shares of Common Stock or restricted stock units. The Compensation Committee also has the authority to establish rules for the administration of the 2006 Annual Incentive Plan. Any determinations under, and interpretations with respect to, the 2006 Annual Incentive Plan are at the sole discretion of the Compensation Committee and these determinations and interpretations are binding on all interested parties. The Compensation Committee may delegate its powers and duties under the 2006 Annual Incentive Plan to one or more officers or a committee of officers; provided, however, that the Compensation Committee may not delegate its power to make determinations regarding officers or directors of the Company who are subject to Section 16 of the Exchange Act, nor may it delegate any of its powers and duties under the 2006 Annual Incentive Plan in such a manner as would cause such Plan to fail to comply with any of the requirements of Section 162(m) of the Internal Revenue Code.
Award Formula, Business Criteria
Awards under the 2006 Annual Incentive Plan will be based on individual, pre-established criteria that will be set by the Compensation Committee not later than the 90th day of each performance period. For Other Participants, the performance criteria are not required to be objective and may include financial and nonfinancial performance goals that are tied to the results achieved by such individual’s business unit, the Company as a whole or to such individual’s particular area of responsibility. Performance goals for Executives must be objective and must be based solely on one or more of the following criteria: sales or revenues, cost of sales, margins, income (including operating income), selling, general and administrative expense levels, other income (expense), effective tax rates, current ratios or other measures of liquidity, capital expenditures, transaction volumes or hours billed, system availability rates, cash flow, stock price, market share, earnings (on either a net or per share basis), earnings before any one or more of the following: (i) interest expense and/or income, (ii) taxes, (iii) depreciation and (iv) amortization, return on equity or costs, return on invested or average capital employed and cumulative total return to stockholders. These criteria may be linked to the participant’s business unit or area of responsibility or the Company as a whole and may be evaluated on an annual or other periodic or cumulative basis. The Company’s performance may or may not be compared to that of selected peer groups. Performance periods typically cover calendar years, although the Compensation Committee has the ability under the 2006 Annual Incentive Plan to establish longer measurement cycles.
The goal of the 2006 Annual Incentive Plan is to link the compensation of the Company’s Executives and other associates to the Company’s performance. Each participant in the 2006 Annual Incentive Plan (collectively, the “Participants”) receives an incentive payment for each Performance Period based on an overall targeted award level (the “Target Award”). The Target Award may be divided into one or more subcategories. Each category contained within a Target Award has a related performance factor and the percentage (the “Achievement Percentage”) of a Target Award category paid to the Participant depends upon the Company’s performance versus the performance factor applicable to that category. The Achievement Percentage applicable to each performance factor may be equal to or more or less than 100%.
For example, the Compensation Committee may establish a Target Award equal to 50% of a Participant’s base salary, with one-half of such Award dependent upon a performance factor related to the Company’s revenues during the relevant performance period and one-half dependent upon a performance factor related to the Company’s operating income for such period. The Committee would then establish Achievement Percentages for each of these performance factors based on the Company’s revenues and operating income (e.g., 0% if the Company’s revenues did not exceed $X, 100% if the Company’s revenues exceed $Y and 200% if the Company’s revenues exceeded $Z). The amount paid to the Participant would be determined based on a comparison of the Company’s actual revenues and operating income for the performance period and the performance factors underlying the Target Award.
To assist it in achieving the desired compensation levels, the Compensation Committee has retained the ability, in its sole discretion, to increase or reduce the amount of any incentive payment under the 2006 Annual Incentive Plan; provided, however, that the Compensation Committee may not increase the incentive compensation payable to any Executive for any performance period.
Investment Elections
The Compensation Committee may, in its discretion, allow Participants to elect to receive all or part of any benefits which may be paid to them under the 2006 Annual Incentive Plan in the form of shares of Common Stock or restricted stock units. These shares and units would be issued under the 2006 Stock Incentive Plan (if that Plan is approved at the annual meeting to which this proxy statement relates). If no such election is made available, all benefits payable under the 2006 Annual Incentive Plan are paid in cash. If this option is made available to one or more Participants, prior to a date specified by the Compensation Committee, but in no event later than the 90th day of a performance period, each eligible Participant must elect whether to receive any benefits which may be paid to them under the 2006 Annual Incentive Plan in respect of that performance period in cash or in the form of shares of Common Stock or restricted stock units or a combination thereof (whichever is made available by the Committee). Participants who are to receive some percentage of their incentive payment in the form of cash shall be entitled to elect to defer their receipt of their incentive payment in accordance with the terms of any deferred compensation plan in effect at the time.
In the event that an eligible Participant chooses to receive a portion of his or her incentive payment in the form of shares of Common Stock or restricted stock units in lieu of cash (with the amount of cash so foregone being herein referred to as the “Share Dollar Amount”), the Participant shall be entitled to receive shares of Common Stock, restricted stock units or a combination thereof (whichever option is made available by the Compensation Committee), having a fair market value on the date of issuance (as determined in accordance with the terms of the 2006 Stock Incentive Plan) of up to 125% of the Share Dollar Amount, with the amount of any premium to be offered being determined by the Compensation Committee.
In the event an eligible Participant elects to receive some percentage of their incentive payment under the 2006 Annual Incentive Plan in the form of shares of Common Stock or restricted stock units, such shares or restricted stock units may be made subject to such forfeiture rights, vesting requirements and transfer restrictions as may be established by the Committee in the exercise of its sole discretion. Shares and restricted stock units issued pursuant to the 2006 Annual Incentive Plan are not counted towards the 1,000,000 share annual award limitation provided for in the 2006 Stock Incentive Plan (See “Item—3 Approval of the eFunds Corporation 2006 Stock Incentive Plan”). Any restricted stock units issued under the 2006 Annual Incentive Plan must be settled in accordance with the requirements of Section 409A of the Internal Revenue Code.
The Committee will determine whether a Participant who receives restricted stock units under the 2006 Annual Incentive Plan will receive payments equivalent to any cash dividends declared on a corresponding number of shares of Common Stock during the time the Participant holds such restricted stock units. Holders of restricted stock units will not have any voting rights unless and until their units are converted into shares of Common Stock.
The Compensation Committee has not offered Participants the opportunity to elect to receive a portion of their bonus compensation in the form of common stock or restricted stock units in the past, although it may do so in the future. Participants in the 2006 Annual Incentive Plan were not given this election for 2006.
Restrictions on Awards and Transfers
The maximum amount any Participant can receive under the Annual Incentive Plan in any one year is $2.0 million. The same limit applied to awards paid under the Prior Incentive Plan. Except as otherwise permitted by the Compensation Committee, no right to any incentive payments under the 2006 Annual Incentive Plan may be transferred by a Participant other than by will or the laws of descent and distribution, although Participants may, if so determined by the Compensation Committee, designate beneficiaries to receive their payments upon their death. No right to any incentive payment may be sold, assigned, transferred, pledged or otherwise disposed of.
Federal Tax Consequences
The amount of any cash received pursuant to the 2006 Annual Incentive Plan will be taxable as ordinary income to a Participant upon its receipt. Subject to the usual rules concerning reasonable compensation, and assuming that the stockholders approve the 2006 Annual Incentive Plan, compensation paid under this Plan will be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code and the Company will be entitled to a corresponding tax deduction at the time a Participant recognizes ordinary income from such Plan.
The federal income tax consequences generally applicable to awards of common stock or restricted stock units made pursuant to the 2006 Annual Incentive Plan are described below in the section of this proxy statement that discusses the federal tax considerations applicable to awards made under the 2006 Stock Incentive Plan.
Termination
The 2006 Annual Incentive Plan will, subject to stockholder approval, be deemed effective as of January 1, 2006 and will terminate on December 31, 2010. No awards may be made after the termination of the 2006 Annual Incentive Plan, although any right to receive an incentive payment may continue after any termination of the Plan.
Amendment
The Board of Directors may amend, alter or discontinue the 2006 Annual Incentive Plan at any time; provided, however, that stockholder approval must be obtained for any action that, absent such approval, would violate the rules or regulations of the New York Stock Exchange or any other securities exchange or national securities market then applicable to the Company. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2006 Annual Incentive Plan in the manner and to the extent it shall deem desirable to carry the 2006 Annual Incentive Plan into effect. The Compensation Committee may waive any condition or rights of the Company under any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award. Any other amendment or alteration of an outstanding award will require the consent of the holder or beneficiary thereof.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO APPROVE THE eFUNDS CORPORATION 2006 ANNUAL INCENTIVE PLAN. The affirmative vote of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting will be necessary for such approval.
In accordance with the requirements of Section 162(m) of the Internal Revenue Code, the 2006 Annual Incentive Plan is being presented to the Company’s stockholders for their approval. If the stockholders approve the 2006 Annual Incentive Plan, all incentive payments under the 2006 Annual Incentive Plan (including payments based on performance criteria established for fiscal year 2006) will be deductible under Section 162(m) of the Internal Revenue Code for the next five fiscal years. If the Plan is not approved by stockholders, no awards may be paid under the Plan. In such event, the Compensation Committee may use an alternative framework for the Company’s annual incentive program, but such alternative likely would not comply with Section 162(m).

ITEM 3: APPROVAL OF THE eFUNDS CORPORATION
2006 STOCK INCENTIVE PLAN
Background
On June 5, 2000, the Board of Directors and the then sole stockholder of the Company, Deluxe Corporation (“Deluxe”), adopted and approved the eFunds Corporation 2000 Stock Incentive Plan (the “Prior Stock Incentive Plan”). As originally adopted, the Prior Stock Incentive Plan contained what is commonly referred to as an “evergreen” feature and provided that 20% of the Company’s outstanding shares of Common Stock would be reserved at all times for awards made thereunder. In February 2001, the Board of Directors amended the Prior Stock Incentive Plan to eliminate the evergreen feature and fix the number of shares reserved for issuance thereunder at 9,100,000. The Board also reduced the number of shares available under the Plan for issuance in the form of restricted shares or restricted stock units from 910,000 to 455,000. The Prior Stock Incentive Plan, as so amended, was approved by the Company’s stockholders at the Company’s 2001 annual meeting of stockholders. The Board of Directors increased the restricted stock sublimit by 15,071 shares in May 2005.
As of March 17, 2006, the Company had issued a total of 2,999,385 shares of Common Stock pursuant to the exercise or vesting of awards made under the Prior Stock Incentive Plan, 4,148,262 shares were reserved for issuance pursuant to outstanding option awards and 196,413 shares were reserved for issuance under outstanding awards of restricted stock units. No shares were available for the issuance in the form of additional restricted shares or restricted stock units under this Plan and 1,755,940 shares remained available for issuance in the form of options and other stock-based awards.
If the 2006 Stock Incentive Plan is approved at the meeting, the Prior Incentive Plan will be terminated and no additional awards will be made thereunder.
Deluxe Conversion Plan
Employees of the Company participated in Deluxe’s stock option plans through 2000. In connection with the Company’s spin-off (the “Spin-Off”) from Deluxe at the end of 2000, Deluxe and the Company decided that Deluxe options outstanding as of the record date for the Spin-Off would be converted into options to purchase shares of the Company and options to purchase shares of Deluxe based on a formula that compared the market value of the Company’s and Deluxe’s common stock at the record date for the Spin-Off. To accommodate this conversion, the Company established the eFunds Corporation Stock Incentive Plan for Deluxe Conversion Awards (the “Conversion Plan). Options to purchase 2.9 million shares of the Company’s common stock were outstanding at December 31, 2000 under the Conversion Plan. Substantially all of these options expired or were exercised on or before December 29, 2005 and options to purchase a total of 83,854 shares remained outstanding under this Plan at March 17, 2006. The Conversion Plan was terminated on December 6, 2005, but this termination did not impact the terms of the remaining options outstanding. No awards were made under the Conversion Plan following the Spin-Off.
Overview of the 2006 Stock Incentive Plan
On February 17, 2006 the Board of Directors, subject to stockholder approval, adopted the eFunds Corporation 2006 Stock Incentive Plan and reserved 5,500,000 shares of the Company’s Common Stock for issuance thereunder. The Board of Directors believes that preserving the ability of the Company to make equity-based awards to its Executives and other senior managers is a critical element underpinning the Company’s ability to attract, retain and motivate the talented individuals needed to ensure its continued success. The availability of these types of awards is also a key component underlying the ability of the Compensation Committee to align the compensation of the Company’s key employees and independent directors with the interests of its stockholders. In the view of the Board of Directors, the Company’s ability to attract and retain skilled executives and other managers would be materially impaired if equity-based awards cannot be incorporated into its compensation programs.
The Board of Directors is seeking stockholder approval of the 2006 Stock Incentive Plan pursuant to the requirements of the New York Stock Exchange and in order to qualify certain of the compensation paid thereunder as “qualified performance-based compensation,” as defined in Section 162(m) of the Internal Revenue Code.

Administration
The 2006 Stock Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to (i) select the individuals to whom awards are granted, (ii) determine the types of awards to be granted and the number of shares of Common Stock covered by such awards (or with respect to which payments, rights or other matters are to be calculated), (iii) set the terms and conditions of such awards, (iv) amend the terms and conditions of any award or award agreement and accelerate the exercisability of or the lapse of restrictions related to an award, (v) determine whether, to what extent and under what circumstances awards made under the 2006 Stock Incentive Plan may be exercised using cash, shares of Common Stock, other securities or property or canceled, forfeited or suspended and (vi) determine whether the payment of any amounts received under any award shall or may be deferred. The Compensation Committee has the authority to interpret and administer the 2006 Stock Incentive Plan and any agreement relating to it or any award made thereunder and to establish rules for its administration. The determinations and interpretations of the Compensation Committee are binding on all interested parties. The Compensation Committee may delegate to one or more Directors, or a Committee of Directors, the Committee’s powers and duties under the Plan; provided, however, that the Compensation Committee may not delegate any of its powers and duties under the Plan with respect to individuals who are subject to Section 16 of the Exchange Act or in such a manner as would cause the Plan not to comply with Section 162(m) of the Code.
Terms of the 2006 Stock Incentive Plan
The 2006 Stock Incentive Plan permits the granting of a variety of different types of awards: stock options; stock appreciation rights (“SARs”); restricted stock and restricted stock units; performance awards; dividend equivalents; and other awards valued in whole or in part by reference to or otherwise based upon the value of the Company’s Common Stock (“Other Stock-Based Awards”). The Plan does not provide for the grant of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code.
Awards may be granted alone, in addition to, in tandem with or in substitution for any other award granted under the 2006 Stock Incentive Plan or any other compensation plan maintained by the Company. Awards may be granted for no cash consideration, for such minimal cash consideration as may be required by applicable law or for such cash consideration as the Compensation Committee may determine. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of Common Stock or other securities, awards or property, or any combination thereof, all as the Compensation Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR and the purchase price of any security which may be purchased under any Other Stock-Based Award may not be less than the fair market value of the Common Stock on the date of the grant of such option, SAR or Award. Determinations of fair market value under the Plan are made in accordance with methods and procedures established by the Compensation Committee and fair market value is generally determined by reference to the closing price of the Company’s Common Stock on the NYSE on the relevant date. The 2006 Stock Incentive Plan does not permit the exercise, grant or purchase price of awards made thereunder to be repriced absent the circumstances described under “Adjustments” below.
Options may be exercised by payment in full of the exercise price in whole or in part by the tendering of cash, shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to its exercise price, all as determined by the Compensation Committee. Options may not, however, be exercised in installments or through the tendering of a promissory note by the optionee. Shares that are tendered to the Company in connection with the exercise or receipt of an option are not considered available for re-issuance under the 2006 Stock Incentive Plan and the Plan does not provide for reload options (options which provide for a new option to be granted to a Participant when the Participant pays the exercise price of a previously granted option and/or any income tax payable upon its exercise in shares of Common Stock). The term of each option granted under the 2006 Stock Incentive Plan is fixed by the Compensation Committee, but may not exceed ten years. Option awards may not be settled in cash.
The holder of a SAR is entitled to receive a cash payment equal to the excess of the fair market value (calculated as of the exercise date or, if the Compensation Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares of Common Stock over the grant price of the SAR. SARS granted under the 2006 Stock Incentive Plan may not have a term exceeding ten years. SARs may be settled in cash or shares of Common Stock.
Shares of restricted stock and restricted stock units are subject to such restrictions and risks of forfeiture as the Compensation Committee may impose (including any limitations on the right to vote or the right to receive dividends). These restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Compensation Committee may determine. Shares of restricted stock and restricted stock units may not be transferred by the holders thereof until the restrictions established by the Compensation Committee lapse. Holders of restricted stock units have the right, subject to any terms and conditions imposed by the Compensation Committee, to receive shares of Common Stock at some future date. Upon termination of the holder’s employment (as determined under criteria established by the Compensation Committee) during the applicable restriction period, shares of restricted stock and restricted stock units are forfeited, provided that the Compensation Committee may, when it finds that a waiver would be in the best interests of the Company, waive all or part of any remaining restrictions. An award of restricted stock units may also provide that it vests and is converted into shares of Common Stock upon any such termination.
Performance awards provide the holder thereof the right to receive payments based, in whole or in part, upon the achievement of such goals during such performance periods as the Compensation Committee shall establish. A performance award granted under the Plan may be denominated or payable in cash, shares of Common Stock, restricted stock, restricted stock units or other securities, awards or property. Dividend equivalents entitle the holder thereof to receive payments (in cash, shares of Common Stock or otherwise, as determined by the Compensation Committee) equivalent to the amount of cash dividends paid with respect to a number of shares of Common Stock determined by the Compensation Committee. The Compensation Committee is also authorized to establish the terms and conditions of Other Stock-Based Awards.
The Compensation Committee did not make any grants of SARs, restricted stock or performance, dividend equivalent or Other Stock Based Awards under the Prior Stock Incentive Plan.
Restrictions on Awards and Transfers
The 2006 Stock Incentive Plan provides that no person may be granted any award or awards thereunder related to more than an aggregate of 1,000,000 shares (subject to adjustment as described below) in any calendar year.
No award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted other than by will or the laws of descent and distribution, except that, if so determined by the Compensation Committee, a participant may, in the manner established by the Compensation Committee, (i) designate a beneficiary or beneficiaries to exercise the rights of the participant and receive any property distributable with respect to any award upon the death of the participant or (ii) transfer any option award to any “Family Member” of a participant (as such term is defined in the General Instructions to Form S-8 under the Securities Act of 1933, as amended, or any successor instruction or form). Participants making transfers of options granted under the 2006 Stock Incentive Plan may not receive any value for the transfer and Family Members who receive any options from a participant may not make any subsequent transfer of the award other than by will or the laws of descent and distribution. Each award or right under any award shall be exercisable during a participant’s lifetime only by the participant, or by a Family Member who receives the award pursuant to a transfer as described above, or if permissible under applicable law, by the participant’s or the Family Member’s guardian or legal representative.
Number of Shares Authorized Under Plan
The aggregate number of shares of Common Stock that may be issued under all awards granted under the 2006 Stock Incentive Plan is 5,500,000 (subject to adjustment as described below). An award of one share of restricted stock or a restricted stock unit is treated as an award of two shares under the Plan. In other words, if all of the awards made under the 2006 Stock Incentive Plan were made in the form of restricted stock or restricted stock units, no more than 2,750,000 shares (subject to adjustment as provided below) could be issued under the Plan. An award of one SAR is treated as an award of one share.

If any shares of Common Stock subject to an award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of any shares, the shares previously set aside for such award will be available for future awards under the 2006 Stock Incentive Plan. Shares of Common Stock underlying outstanding awards are counted against the aggregate number of shares available for awards under the Plan (with awards of restricted stock or restricted stock units counting as double the actual number of shares subject thereto for such purpose).
Adjustments
If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, combination, repurchase or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company or other similar corporate transaction or event affects the outstanding shares of Common Stock so that an adjustment is appropriate in order to prevent undue dilution or enlargement of the benefits or potential benefits intended to be made available under the 2006 Stock Incentive Plan, the Compensation Committee shall, in such manner as it deems equitable, adjust (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards and (c) the purchase or exercise price with respect to any award.
Termination
The 2006 Stock Incentive Plan will continue in effect until it is discontinued or terminated by the Board of Directors. No awards may be made under the Plan after its termination. However, unless otherwise expressly provided in the Plan or an applicable award agreement, any award granted under the Plan may extend beyond the term of the Plan.
Amendment
The Board of Directors may amend, alter or discontinue the 2006 Stock Incentive Plan at any time, although stockholder approval must be obtained for any amendment to the Plan that requires prior approval of the stockholders of the Company under the rules or regulations of the NYSE (or the rules of any other securities exchange securities or national securities market then applicable to the Company). The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2006 Stock Incentive Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect. The Compensation Committee may waive any condition of, or rights of the Company under, any outstanding award, prospectively or retroactively. Neither the Compensation Committee nor the Board may amend, alter, suspend, discontinue or terminate any outstanding award, prospectively or retroactively, in any manner that would have an adverse effect on the rights of the holder of the award without the consent of that holder, except as otherwise provided in the relevant award agreement or the Plan.
Eligible Employees
Any officer, Director or employee of the Company and its affiliates and any consultant or advisor who provides services to the Company or its affiliates is eligible to receive an award under the 2006 Stock Incentive Plan. Approximately 3,000 of the Company’s 5,300 employees as of March 17, 2006 had received awards under the Prior Stock Incentive Plan, although the Company discontinued its practice of granting options to every newly hired employee in February 2006. Eligibility for recurring annual grants under the 2006 Stock Incentive Plan will generally be limited to the Company’s Independent Directors, Executive Officers and key senior managers. There were approximately 150 persons employed by the Company and its subsidiaries as of April 1, 2006 who would be eligible as a class to receive recurring annual awards under the Plan if eligibility is limited to this key management group. An expanded group of employees may receive awards on a more infrequent basis.
Independent Directors
Each Independent Director may elect to receive his or her fees for service on the Board and the committees thereof in restricted stock units that will be converted into shares of Common Stock when their service as a director ceases or, for deferral elections made in 2007 and thereafter, in accordance with the Directors distribution election under the eFunds Corporation Non-Employee Directors Deferred

Compensation Program (the “Director Deferred Compensation Program”). These restricted stock units will be issued under the 2006 Stock Incentive Plan and this deferred compensation program is more fully described under the heading “Meetings and Compensation of Directors.” Each Independent Director also receives an annual option grant and an award of restricted stock units (see “Meetings and Compensation of Directors” above).
The Company suspended the granting of restricted stock units to its Independent Directors pursuant to the Director Deferred Compensation Program in May 2005 because it did not have sufficient units available for this purpose under the Prior Stock Incentive Plan. Deferrals by participating Directors were instead credited to interest-bearing deferred cash accounts. If the 2006 Stock Incentive Plan is approved by the stockholders at the meeting, these cash deferrals will be converted into restricted stock units. The number of units to be received in connection with this conversion will be determined by dividing the amount of fees deferred on a given deferral date (June 30 2005, September 30, 2005, December 30, 2005 and March 31, 2006 by the closing price of the Company’s Common Stock on each such date ($17.99, $18.83, $23.44 and $25.84, respectively). The imputed interest credited to a Director’s deferred cash account will be forfeited. The following table summarizes the effect of this conversion:

Independent Director	Amount of Fees Deferred	No. of Units to be Received
Richard J. Almeida	$82,500	3,920
Richard J. Lehmann	$65,000	3,088
If the 2006 Stock Incentive Plan is approved at the meeting, each of Messrs. Almeida and Lehmann have elected to have any fees payable to them during the balance of 2006 following such approval credited to their accounts under the Directors Deferred Compensation Program in the form of restricted stock units.
Federal Tax Consequences
The grant of an option or a SAR under the 2006 Stock Incentive Plan is not expected to result in any taxable income to the recipient. Upon exercising a stock option, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price of the option, and the Company will generally be entitled at that time to a tax deduction in the same amount. Upon exercising a SAR, the amount of any cash and the fair market value on the exercise date of any shares of Common Stock received as part of such exercise will be taxable to the recipient as ordinary income and generally deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held. Generally, there will be no tax consequence to the Company in connection with a participant’s disposition of shares acquired under an option or a SAR.
Participants who receive shares of restricted stock pursuant to the 2006 Stock Incentive Plan that are not transferable and subject to a substantial risk of forfeiture must, unless a special election is made pursuant to the Internal Revenue Code, recognize ordinary income equal to the fair market value of such securities at the time such securities become transferable or not subject to a substantial risk of forfeiture, whichever occurs earlier. The Company expects to be entitled to a corresponding tax deduction for the taxable year in which the Participant recognizes ordinary income. It is not anticipated that there will be any tax consequences to the Company in connection with a subsequent disposition of any shares of Common Stock acquired pursuant to a restricted stock award made under the 2006 Annual Incentive Plan.
With respect to awards (other than options or SARs) granted under the 2006 Stock Incentive Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award will recognize ordinary income at the time of receipt of the cash or stock underlying the award equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for the award or such shares of Common Stock by the holder. The Company will generally be entitled at that time to a deduction in the same amount.
Under the relevant provisions of the Internal Revenue Code, individuals who receive restricted stock units, including Independent Directors participating in the Director Deferred Compensation Program, do not recognize any taxable income, and the Company does not receive a deduction, until the restricted stock unit award is settled with the underlying shares of common stock. Generally, the subsequent disposition of any shares of Common Stock acquired pursuant to the vesting of a restricted stock unit will not give rise to any tax consequences for the Company.
Time-based awards of restricted stock and restricted stock units (i.e. awards that are not dependent upon any performance requirement other than continued service through the applicable vesting date) do not qualify as “performance-based compensation” as defined in Section 162(m) of the Internal Revenue Code. As such, the Company may not be entitled to a deduction in connection with their settlement when they are issued to our most highly compensated executive officers.
Special rules may apply in the case of individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received pursuant to the exercise of a stock option or SAR, the settlement of a restricted stock unit or when restricted shares become transferable may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company’s corresponding tax deduction, are determined as of the end of such period.
Under the 2006 Stock Incentive Plan, the Compensation Committee may, in its discretion and upon such terms and conditions as it may impose, permit participants receiving or exercising awards to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the award) or other property to the Company to satisfy federal and state tax obligations. Shares surrendered for this purpose do not again become available for issuance under the 2006 Stock Incentive Plan.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE PROPOSAL TO ADOPT THE eFUNDS CORPORATION 2006 STOCK INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and present in person or by proxy at the Meeting will be necessary for the approval of the 2006 Stock Incentive Plan. If the 2006 Stock Incentive Plan is not approved by the stockholders, the Company expects to continue to use the Prior Stock Incentive Plan as the framework for its equity-based incentive compensation programs for so long as shares are available for grant thereunder. Thereafter, the Company would have to develop an alternative approach to compensation that did not involve equity-based awards.

NEW PLAN BENEFITS
The future benefits or amounts that will be received by or allocated to the Executive Officers, employees and Directors of the Company if the 2006 Annual Incentive Plan and the 2006 Stock Incentive Plan are approved by the stockholders are not presently determinable. The following chart describes the benefits that would be received by the indicated participants under the 2006 Annual Incentive Plan if the performance criteria for 2006 are achieved at the targeted levels. The awards shown as payable under the 2006 Stock Incentive Plan reflect the option and restricted stock unit awards made under the Prior Stock Incentive Plan in 2005.
NEW PLAN BENEFITS

	2006 ANNUAL
NAME AND POSITION	INCENTIVE PLAN(1)	2006 STOCK INCENTIVE PLAN
Name and Principal Position	Dollar Value ($)	Dollar Value (s) (2)	Number of Units
Paul F. Walsh Chairman and Chief Executive Officer	424,000	1,655,245	200,868	(3)
John B. (Jack) Benton Executive Vice President, Strategic Advisor	110,000	96,920	11,500	(4)
Rahul Gupta President, eFunds U.S.	114,000	298,844	36,300	(5)
Clyde L. Thomas Chief Information Officer and Executive Vice President, Global Technology and Operations	105,000	577,091	46,575	(6)
Kathleen Flanagan Chief Administration Officer and Executive Vice President, Strategic Change Management	110,000	298,844	36,300	(5)
Executive Officer Group	1,412,500	6,917,801	730,443	(7)
Non-Executive Director Group	0	356,373	39,782	(8)
Non-Executive Employee Group	10,110,000	7,313,933	915,960	(9)

(1) The 2006 Annual Incentive Plan is complemented by the Company’s Strategic Incentive Plan. Generally, one-third of an associate’s total annual incentive compensation is based on the Company’s performance under this Plan, with the balance being paid under the 2006 Annual Incentive Plan. The amounts shown only include the targeted bonus amounts under the 2006 Annual Incentive Plan. The Compensation Committee has the discretion to reduce the incentive compensation payable to any executive officer. As a result of the foregoing and because the Company’s results for 2006 cannot now be determined, the amount of incentive compensation, if any, that may ultimately be awarded to any of the indicated persons or groups for 2006 is not determinable at this time. The actual awards for 2006 could vary between $0 and twice the amount shown.
(2) The dollar value shown is based on the difference between the exercise price of the options included in the table and the closing price of the Company’s Common Stock on February 28, 2006 ($27.08). The dollar value assumed for restricted stock units is based on the February 28, 2006 closing price. The closing price of the Company’s Common Stock on March 31, 2006 was $25.84.
(3) Includes 23,868 restricted stock units and options to purchase 177,000 shares of Common Stock at $21.38 per share.
(4) Includes 1,500 restricted stock units and options to purchase 10,000 shares of Common Stock at $21.45 per share.
(5) Includes 4,300 restricted stock units and options to purchase 32,000 shares of Common Stock at $21.38 per share.
(6) Includes 14,575 restricted stock units and options to purchase 32,000 shares of Common Stock at $21.38 per share.
(7) Includes 108,943 restricted stock units and options to purchase 621,500 shares of Common Stock (369,000 shares @ $21.38 per share; 10,000 shares @ $21.45 per share; 40,000 shares @ $22.95 per share; 152,500 shares @ $17.95 per share and 50,000 shares @ $22.07 per share). The amount shown includes 37,500 restricted stock units granted to Larence Park, the former chief executive Officer of WildCard Systems, Inc., under the Special Supplemental Employment Inducement Award Plan created by the Company in connection with its acquisition of WildCard.
(8) Includes restricted stock units to be received upon the conversion of deferred cash accounts accrued by Messrs. Almeida (3,121 units) and Mr. Lehmann (2,459 units) in 2005, 7,700 restricted stock units and options to purchase 24,850 shares of Common Stock at $21.13 per share granted to the Independent Directors in 2005 under the Company’s Director Compensation Program and 1652 restricted stock units issued in 2005 in lieu of director fees.
(9) Includes 44,795 restricted stock units and options to purchase 871,115 shares of Common Stock.

ITEM 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
Audit Committee Report
The Audit Committee of the Board of Directors presently consists of three non-employee directors: Richard J. Almeida, (Chairman), Sheila A. Penrose and Hatim A. Tyabji. All of the members of the Audit Committee are independent within the meaning of the rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of this charter is available on our website (www.efunds.com).
Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the Company’s independent accountants. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2005 were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.
Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 that has been filed with the Securities and Exchange Commission.
Members of the Audit Committee
Richard J. Almeida (Chairman)
Sheila A. Penrose
Hatim A. Tyabji
The Charter for the Audit Committee provides that the provision of all auditing services (including providing comfort letters in connection with securities underwritings) and any non-audit services (other than non-audit services subject to the de minimus exception provided for by the Sarbanes-Oxley Act of 2002) by the Company’s auditor is subject to the pre-approval of the Audit Committee. In approving any permissible non-audit services, the Audit Committee must consider whether the auditor’s performance of those services is compatible with the auditor’s independence. The duty to pre-approve permissible non-audit services may be delegated to one or more members of the Audit Committee.
Audit Fees
The aggregate fees billed by KPMG LLP and its affiliates (collectively, “KPMG LLP”) for professional audit services rendered for the audit of the Company’s annual consolidated financial statements and for the review of certain of the Company’s other regulatory filings were $2,102,640 for 2005 and $2,940,500 for 2004.

Audit Related Fees
KPMG LLP billed the Company $519,177 for services related to service auditor attestation reports (SAS 70s) provided in 2005 and $383,290 for similar services in 2004.
Tax Fees
The aggregate fees billed by KPMG LLP for tax planning and compliance services provided during the year ended December 31, 2005 were $65,660. KPMG LLP billed the Company $45,751 for similar services during 2004.
All Other Fees
KPMG LLP did not provide the Company with any services other than the audit, audit related and tax planning and compliance services described above during the years ended December 31, 2004 or 2005.
Ratification of Appointment of Auditors
The Audit Committee of the Board of Directors has selected KPMG LLP as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2006 and to perform other accounting services.
Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Although it is not required to do so, the Audit Committee has submitted the selection of KPMG LLP as the Company’s independent auditors to the stockholders for ratification. Unless a contrary choice is specified, the persons named as proxies will vote for the ratification of the selection of KPMG LLP.
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ITS SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.
If this selection is not ratified, the Audit Committee of the Board of Directors will reconsider its selection of KPMG LLP.
ITEM 5. OTHER BUSINESS
The Board of Directors does not intend to present any business at the annual meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company. The proxies solicited by the Company confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.
Stockholder Proposals for the 2007 Annual Meeting
Any stockholder proposals intended to be presented at the Company’s 2007 annual meeting of stockholders must be received by the Company no later than December 20, 2006 in order to be included in the proxy statement for that meeting. Under the Company’s Bylaws, a stockholder proposal not included in the Company’s Proxy Statement for the 2006 annual meeting may not be presented in any manner at the meeting unless the stockholder wishing to make such proposal follows certain specific notice or procedures set forth in the Company’s Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the cover page of this proxy statement no later than December 20, 2006.
Stockholder Communication with the Board
The Board of Directors has implemented a process by which our stockholders may send written communications to the attention of the Board, our Governance Committee or a specified individual director. Any such communication should be sent to the Board of Directors (or an individual director) c/o Chief Executive Officer or Corporate Secretary, eFunds Corporation, 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253. All such communications will be forwarded to the Board, or the relevant director, in conjunction with the distribution of materials for the next regularly scheduled meeting of the Board or earlier, if the CEO determines that the circumstances warrant prompter communication.
Householding
We have been notified that certain intermediaries (brokers or banks) will deliver only one copy of our annual report and this proxy statement to multiple shareholders who share the same address and last name, unless they have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We will deliver promptly, upon oral or written request, separate copies of our annual report and proxy statement to any shareholder who shares an address with another shareholder. If you wish to receive separate copies of one or both of these documents, you may write to eFunds Corporation, Attn: Investor Relations, 8501 North Scottsdale Road, Suite 300, Scottsdale, Arizona 85253, or call (480) 629-7700. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).
Ethics Policy
The Company has adopted an Ethics Policy that applies to all of its associates and directors, including its principal executive officer, principal financial officer, principal accounting officer and controller. Any amendments to the Ethics Policy, or waivers of its provisions, that apply to one or more of these officers will be disclosed on our website (www.efunds.com).

April 18, 2006	By Order of the Board of Directors

Steven F. Coleman
Secretary

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
The Board of Directors recommends a vote FOR the Election of Directors.
1. Election of Directors

01 - Paul F. Walsh

02 - John J.(Jack) Boyle III

☐	To Vote FOR All Nominees	☐	To WITHHOLD Vote From All Nominees

☐	For All Except - To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box from the list to the right.			01 -	☐	02 -	☐
B	Issues
The Board of Directors recommends a vote “FOR” the following proposals.

		For	Against	Abstain
2.	Approval of the eFunds Corporation 2006 Annual Incentive Plan.	☐	☐	☐

3.	Approval of the eFunds Corporation 2006 Stock Incentive Plan.	☐	☐	☐

4.	To ratify the selection of KPMG LLP as independent auditors of the Company.	☐	☐	☐

5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign below exactly as your name appears hereon. When common shares are registered in two names, both stockholders should sign. When signing as executor, administrator, trustee, guardian, attorney or agent, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by an authorized person. (Please note any change of address on this proxy card.)

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy - eFunds Corporation

This Proxy is Solicited on Behalf of the Board of Directors of eFunds Corporation in connection with the 2006 annual meeting

Gainey Center II, Suite 300 8501 N. Scottsdale Road Scottsdale, AZ 85253

The undersigned hereby appoints Paul F. Walsh, George W. Gresham and Steven F. Coleman, and each of them, proxies for the 2006 annual meeting, with full power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of eFunds Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 18, 2006 and at any adjournment thereof, with all the powers, the undersigned would possess if present with respect to the election of directors, the approval of the eFunds Corporation 2006 Annual Incentive Plan, the eFunds Corporation 2006 Stock Incentive Plan and the ratification of the selection of the KPMG LLP as independent auditors of the Company and such other business that may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election of the named nominees as directors of the Company, FOR the approval of the eFunds Corporation 2006 Annual Incentive Plan, FOR the approval of the eFunds Corporation 2006 Stock Incentive Plan and FOR the ratification of the selection of KPMG LLP as independent auditors of the Company and in the proxies discretion upon such other business as may properly come before either meeting. Please vote, sign, and date this proxy as indicated on the reverse side and return promptly in the enclosed envelope.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 18, 2006.
THANK YOU FOR VOTING